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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Class A Units or Original Units. Each Offer is being made solely by the Offer to Purchase dated February 24, 1999 and the related
    Agreement of Transfer and Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, the Unit Holders that reside in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, only by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.


                      Notice of Offer to Purchase for Cash

                 3,240 Class A Units and 7,530 Original Units of
                        Limited Partnership Interests in

                         INCOME GROWTH PARTNERS, LTD. X
                                       by
                            EVEREST INVESTORS 10, LLC

                           at a Cash Purchase Price of
                            $500 per Class A Unit and
                              $5 per Original Unit

     Everest Investors 10, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to 3,240 class A units ("Class A Units") and 7,530 original units ("Original Units") of limited partnership interest in Income Growth Partners, Ltd. X, a California limited partnership (the "Partnership"), at a cash purchase price of $500 per Class A Unit and $5 per Original Unit, without interest, less the amount of the Distributions (as defined in the Offer to Purchase) per Unit, if any, made to the holders of Units ("Unit Holders") by the Partnership after February 1, 1999, and less any Partnership transfer fees, upon the terms and conditions set forth in the Offer to Purchase, dated February 24, 1999, as it may be supplemented or amended (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal, as it may be supplemented or amended (the "Letter of Transmittal," and, together with the Offer to Purchase, the "Offer"). The Offer is not subject to brokerage commissions and is not conditioned upon financing. As used herein, the term "Units" refers to Class A Units, Original Units, or both.

  THE OFFER, WITHDRAWAL RIGHTS AND PRO-RATION PERIOD WILL EXPIRE AT 5:00P.M.,
   LOS ANGELES TIME, ON MONDAY, MARCH 29, 1999, UNLESS THE OFFER IS EXTENDED.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Partnership of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to the Unit Holders whose Units have been accepted for payment.

     The Purchaser is making the Offer in order to acquire a substantial equity interest in the Partnership primarily for investment and does not currently intend to change current management or the operation of the Partnership and, except as set forth in the Offer to Purchase and herein, does not have current plans for any extraordinary transaction involving the Partnership. The Purchaser does intend to encourage the Partnership's general partner to market the Partnership's properties for sale and to encourage and assist others in making offers to purchase one or both of such properties. There can be no assurances that any offers will be made or that any sale of any Property will be completed.

     In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required by the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser. If more than the Units being sought in the Offer are validly tendered and not withdrawn on or prior to the Expiration Date (as defined herein), the Purchaser will, upon the terms and subject to the conditions of the Offer, accept and pay for an aggregate of the Units of each class being sought in the Offer (or, if less, the maximum number of Units that can be purchased without imposing limitations on future resales), pro rata, with appropriate adjustments to avoid purchases of fractional Units. Under no circumstance will interest on the purchase price for Units be paid, regardless of any extension of the Offer or delay in making the payment to Unit Holders.


     As used herein, the term "Expiration Date" means 5:00 p.m., Los Angeles time, on Monday, March 29, 1999, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date to which the Offer is extended by the Purchaser. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right at any time to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase. Any extension will be followed by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 25, 1999. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the respective Letter of Transmittal in the same manner as such Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, at any time prior to the Expiration Date.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

     A request is being made under Rule 14d-5 under the Act, for the use of the list of the Unit Holders for the purpose of disseminating the Offer to the respective Unit Holders. Upon compliance by the Partnership with the request, the Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials will be mailed to registered owners of the Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unit Holders, or if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

     Questions and requests for assistance may be directed to the Purchaser at its address and telephone number set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Purchaser, and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer.

                 Information About the Offer is Available From:
                           Everest Properties II, LLC
                        199 S. Los Robles Ave., Suite 440
                           Pasadena, California 91101
                            Telephone: (800) 611-4613
                            Facsimile: (626) 585-5929
February 24, 1999